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                            [TANNER + CO. LETTERHEAD]


                                                              July 28, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:      Commodore Separation Technologies, Inc.
         File Ref. No. 0-22291


         We were previously the principal accountant for Commodore Separation Technologies, Inc. and under the date of August 1, 1996 except for notes 2 and 3, which are dated October 14, 1996 and except for notes 1, 4, 5, and 7, which are dated February 4, 1997 we reported on the financial statements for the period ended June 30, 1996. On July 28, 1997, our appointment as principal accountant was terminated. We have read Commodore Separation Technologies, Inc.'s statements included under Item 4 of its Form 8-K dated July 28, 1997 and we agree with such statements.

                                                    Sincerely,



                                                    TANNER + CO.